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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the transcript of the Telephone and Data Systems, Inc. (“TDS”) 2014 earnings conference call on February 25, 2015, for use on and after February 26, 2015.

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                Feb. 25, 2015 / 9:30AM, TDS – Q4 2014 Telephone Data Earnings Conference Call

                                                                                                                                                                FINAL TRANSCRIPT

Executives

Jane McCahon - Vice President, Corporate Relations and Corporate Secretary, United States Cellular Corporation

Douglas Shuma - Chief Accounting Officer, United States Cellular Corporation

Kenneth Meyers - President and Chief Executive Officer, United States Cellular Corporation

Steven Campbell - Chief Financial Officer and Executive Vice President, Finance and Treasurer

Dave Wittwer - President and Chief Executive Officer, Telephone and Data Systems Inc.

Vicki Villacrez - Vice President, Finance & Chief Financial Officer, Telephone and Data Systems Inc.

Peter Sereda - Vice President, Finance and Treasurer, Telephone and Data Systems Inc.

Analysts

Richard Prentiss - Raymond James & Associates, Inc.

Sergey Dluzhevskiy - Gabelli & Co.

Barry Sine - Drexel Hamilton

Spencer Gantsoudes – Simon Flannery

PRESENTATION

Operator

Greetings and welcome to the TDS and U.S. Cellular Fourth Quarter Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder this conference is being recorded.

I would now like to turn the conference over to your Jane McCahon. Thank you. Please go head.

Jane McCahon

Thank you, Brenda. Good morning and thanks, everyone, for joining us. I want to make you all aware of the presentation that we prepared to accompany our comments this morning, which you can find on the Investor Relations sections of the TDS and U.S. Cellular websites.

With me today in offering prepared comments from TDS are Doug Shuma, Senior Vice President and Corporate Controller; from U.S. Cellular, Ken Meyers, President and Chief Executive Officer; Steve Campbell, Executive Vice President and Chief Financial Officer; and from TDS Telecom, Dave Wittwer, President and Chief Executive Officer; and Vicki Villacrez, Vice President Finance and Chief Financial Officer.

This call is being simultaneously webcast on the TDS and U.S. Cellular Investor Relations websites. Please see the websites for slides referred to on this call, including non-GAAP and EBIT-EBITDA reconciliations.

Based on feedback we received we are now providing guidance for both operating cash flow and adjusted EBITDA. For TDS Telecom, these are basically the same number. But for U.S. Cellular the adjusted EBITDA measure includes significant contributions from our partnerships and we want to continue to highlight that for our investors.

The information set forth in the presentation and discussed during this call contains statements about expected futures events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraph in our press releases and the extended versions included in our SEC filings. Shortly after we released our earnings and before this call, TDS and U.S. Cellular filed SEC forms 8-K, including today’s press releases, and their SEC forms 10-K.

Taking a quick look at upcoming conferences; we’ll be presenting at the Raymond James Conference on March 3; Morgan Stanley on March 5; and Deutsche Bank on March 10. Please let us know if you’d like any information about these events. And please keep in mind that we have an open door policy. So if you are in the Chicago area and would like to meet members of management the IR team will try to accommodate you, calendars permitting.

I’d like to turn the call now over to Doug Shuma to review TDS corporate strategic imperative. Doug?

Douglas Shuma

Thanks, Jane. Turning to slide four, we continued to execute on our capital allocation strategy and the review of our portfolio to improve performance. During 2014, we continued to invest in our businesses through the acquisition of cable properties, including BendBroadband and a few small tuck-in markets. We have also looked to divest properties that don’t meet our return objectives, reaching agreement to divest seven very small ILECs over the year.

We returned value to our shareholders in the form of $39 million in TDS share repurchases and another $58 million in dividends. And this morning we announced our 41st consecutive annual dividend increase. U.S. Cellular repurchased nearly $19 million of its shares. Our ongoing review of our portfolio assets resulted in U.S. Cellular continuing to pursue opportunities to monetize its non-strategic assets.

The company entered into spectrum exchanges with other carriers to transfer 148 million megahertz pops of non-operating market licenses and received 46 million megahertz pops of operating market licenses in addition to $145 million in cash to be received. One of these transactions partially closed in December 2014 and we expect the remainder of the transactions to close midyear. In light of the AWS auction prices and outcome we will continue to evaluate U.S. Cellular’s spectrum portfolio for opportunities to monetize additional non-strategic spectrum. We also held a very successful process to sell our portfolio of non-strategic towers for $159 million. That tower transaction closed in January.

We’ve been active raising money for U.S. Cellular to fund current and future spectrum purchases, growth in EIP receivables and for general corporate purposes. We sold $275 million of 7.25% senior notes in December 2014 and secured a $225 million bank term loan in January. As you will note we also filed a shelf registration this morning to replenish the debt shelf back to $500 million.

Lastly, as you’re all aware bonus depreciation was renewed late New Year, resulting in a taxable loss for TDS and U.S. Cellular in 2014. This taxable loss will be carried back to prior years and as a result TDS and U.S. Cellular expected to receive cash tax refunds in the first-half of 2015. Now, I will turn the call over to Ken Meyers.

Kenneth Meyers

Thanks, Doug. Good morning. I’m excited to have this opportunity to talk with you today about the progress we made in 2014 and our plans to build upon that momentum in 2015. If I think back one year ago there is a very different picture and I’m very proud of the accomplishments of our organization and the people who made it happen. It’s an honor to be part of this team. 2014 was truly a tale of two halves.

Early in the year, we worked furiously to stabilize our billing system and address customer concerns. And by spring our service levels were getting back to traditionally high standards, churn was starting to moderate, and we began to add customers for the first time in three years. As I repeated throughout the year, turning around our subscriber results was our top priority in 2014 and we did just that. Not only did we add customers in both the third and the fourth quarters but we overcame the losses in the first-half and we actually increased our postpaid customer base for the year.

The success is not attributable to any one action or strategy but a series of actions all designed to make U.S. Cellular a more relevant, more competitive wireless carrier in our markets. These actions included, we built our device portfolio into our best ever, and maintained the competitiveness throughout the year introducing smartphones, tablets and other connected devices that met the needs of our customers.

In the fourth quarter of 2013, we launched our first iPhone, albeit long after other carriers. This year we launched the iPhone 6 at the same time as the other large carriers. We introduced new plans and services, including equipment installment plans which have been extremely well received by our customers. We offered competitive pricing, delivering exceptional value to our customers, and we continued to deploy 4G LTE, which now reaches 94% of our postpaid customers providing an excellent network experience in our suburban and rural markets.]

Now in 2015, we need to build on those actions to continue to grow our business. On Slide 7, you can see our priorities for this year which I’ll expand upon in further detail on the following slides. Continuing to drive subscriber growth remains our top priority. This is a function of increasing both gross adds and continuing to manage downturn, and we’re having success in both. We are attracting strong levels of new and returning customers to U.S. Cellular. Postpaid gross additions for the fourth quarter increased 72% over last year and 20% sequentially.

We ran a very successful tablet promotion which resulted in connected devices representing 33% of postpaid gross adds in the quarter. Similar to the third quarter almost one out of every four gross additions is a returning customer.

Let me take a few minutes to talk about some of the factors that are helping us win over and in many cases win back customers to U.S. cellular. Early in the second quarter we effectively launched our equipment installment plan offerings. These plans were quickly accepted by our customers and we have continued to see steady adoption of these plans. 37% of postpaid total devices sold to customers in the fourth quarter were on equipment installment plans and that rate was muted to some degree by a higher percentage of tablets sold during the quarter.

Also our shared data plans, which we called Shared Connect, now account for 47% of our postpaid customers, up from 35% in the third quarter. So point of reference those plans were rolled out late in 2013 and have grown from just 5 point percent of our postpaid customers at year end last year to 47% of our customers by the end of 2014.

Average postpaid devices per account also increased sequentially from 2.36 to 2.41 devices per account. We have continued to see strong demand for these plans reflecting the underlying trends of smartphone adoption and the addition of connected devices. Together, they enabled strong growth in data consumption we are experiencing across the industry. On a network front, by year end we have rolled out 4G LTE to 94% of our postpaid customers in 86% of our cell sites.

We’ve been very successfully migrating customers to 4G LTE. Currently 61% of our postpaid customers have 4G capable devices and 78% of our data traffic is now on that network. We continue to work on 4G roaming agreements, technical trials are complete, and we’re now negotiating commercial terms. Both the recent spectrum auction and legal maneuvering around industry level roaming issues have elongated the process. I expect to see progress shortly on this front or will explore other options.

Also we and our partners were successful in acquiring AWS spectrum in the most recent auction in the vast majority of our markets. This work will enable us to continue to build a best-in-class network. We expect to continue to supplement our spectrum portfolio with purchases in the secondary market as it fits.

While the sales team is having success building the top of the funnel, other parts of the organization are intensely focused on serving our customers and thereby reducing churn. While Steve will talk more about it later, the headlines are there is a very competitive fourth quarter and our 1.6% postpaid churn rate reflected that. We believe we can and need to drive this further in - further lower in 2015.

Moving to Slide 9, in order improve the margins we must not only grow our subscriber base but we must also drive additional revenue growth. The improvement in our smartphone portfolio has accelerated postpaid smartphone penetration now at 60%. Our Shared Connect data plans are being well received by our customers and should allow us to capitalize on skyrocketing data consumptions.

Connected devices provide an opportunity to increase data usage and thus revenue per account without significant subsidies. And we see opportunities to increase high margin revenue streams through device protection plans and accessory sales. All of these activity translating into additional data usage and revenue, with postpaid average revenue per account up 12% and postpaid average revenue per user still up 6% over last year.

Now those results reflect the impact of both a very competitive pricing environment and VIP plans, which in effect move dollars out of average revenue per user. While the year-over-year comparison is also favorably impacted by the $43 million of rewards points we issued to customers last year, we are in fact growing our revenue drivers and the sequential growth in both average revenue per unit and average revenue per account is evidence of those results.

As our guidance for 2015 implies, we believe we are now in a position to not only grow revenues but to begin to improve margins. We still have much to accomplish in terms of financial performance but we expect to make meaningful strides in 2015. We will continue to manage subsidies and costs across the organization with a focus on reducing unit costs.

I think it’s appropriate here to add a cautionary note about the pricing environment. 2014 saw an unprecedented level of pricing movements, both on devices and service plans. We aim to continue to position our offers somewhat below our two major competitors and not knowing actions they plan for 2015, can’t begin to predict the moves we may need to make to protect our base and continue to attract new subscribers.

Our current guidance reflects today’s pricing environment and changes to that environment will no doubt impact future guidance as well as results. As I said in my opening comments, I’m really proud of our organizations and the result that they produced in 2014. Now, let me turn the call over to Steve Campbell. Steve?

Steven Campbell

Good morning. I’ll begin with a few comments on customer results shown on Slide 11 of the presentation. Postpaid gross additions for the fourth quarter of 2014 were 302,000 and increase of 72% from a 176,000 a year ago. This year over year comparison benefits from last year’s depressed results which were affected by the issues stemming from the billing system conversion.

Another relevant comparison that’s cleaner but also highlights the improvement in our results is the sequential comparison to the third quarter of 2014, fourth quarter gross additions increased 20%. The mix of the gross additions were 67% handsets and 33% connected devices, primarily tablets. And as Ken said earlier, similar to the third quarter, about 25% of gross additions in the fourth quarter represented returning customers.

Postpaid churn for the quarter was 1.6% down from 1.9% last year. I’ll say more about the trend in postpaid churn in a minute.

Due to both higher gross additions and improved churn we achieved postpaid net additions of 98,000 for the quarter, a dramatic improvement from the net loss of 71,000 postpaid customers a year ago.

In the prepaid segment there was a net loss of 2,000 customers compared to a net loss of 26,000 last year with the improvement, the result of lower churn. Our postpaid subscriber results for the full year are shown further down in the chart. Postpaid gross additions of 940,000 increased by 38% year-over-year and net additions improved to 31,000 compared to the net loss of 217,000 customers last year.

Although the net growth in postpaid customers for the full year admittedly is small, it’s worth noting that 2014 is the first year since 2009 that we achieved positive postpaid net additions for the full year. The next slide has a chart showing the trend in the postpaid churn rate over the period beginning in January 23 of 2013 and continuing through December 2014.

As we’ve been reporting over the past couple of quarters churn peaked at 2.4% in February and has continued on a downward trend over the course of the year. Although there was a small spike in December in connection with the holiday sale period, churn for both the third and fourth quarters was 1.6%. This steady improvement from last year’s 1.9% and this year’s peak is due to some of the same factors that are driving the growth and gross addition as well as our efforts to rebuild the U.S. Cellular reputation for exceptional customer service.

For the past few quarters our service levels have exceeded both the pre-billing system conversion levels and our targets.

Slide 13 shows the positive trends in smartphone sales and penetration. During the quarter, we sold 573,000 smartphones which represented 87% of total handset sold driving overall smartphone penetration to 60% of our postpaid subscriber base up from 51% a year ago. So at the end of the fourth quarter we still had 40% of postpaid customers with basic phones, which provides us with a good opportunity to upgrade these customers to smartphones and drive additional data usage revenue.

During the fourth quarter we also sold 106,000 connected devices. We’re seeing good progress in the adoption of 4G technology. On the network front we completed wave four of the deployment early in the first quarter of 2015 and are now covering 94% of our customers. In addition, at the end of the fourth quarter 61% of our postpaid customers have 4G capable devices. This means that 61% of our customers have devices that are capable of providing them with a high speed 4G data experience on a best-in-class network.

We believe that the higher penetration that we’re seeing for smartphones and connected devices, when combined with increased adoption of our Shared Connect data plans is allowing us to capitalize on the continuing growth in data consumption. The penetration on Shared Connect plans is now 47%, up from 35% last quarter. The increased penetration for smartphones and connected devices and Shared Connect plans is having a positive impact on our average revenue trends, as shown on the next slide. Postpaid ARPU, as reported, grew by 6% year-over-year to $56.51.

However, remember that ARPU for the fourth quarter of 2013 was depressed by the special reward points bonus that we gave to customers to compensate for the billing system issues. Normalized for that impact, ARPU is essentially flat year-over-year. That reflects the positive impact of smartphone and data usage being offset by the pricing pressure that we’ve seen in the industry all year, as well as by the effects of equipment installment plans, which provide customers with discounts on normal service plan pricing, effectively shifting some revenue between service revenue and equipment revenue.

We estimate that the impact of the EIP discounts on ARPU for the fourth quarter of 2014 was about $2.09. So if normalized for the impacts of both the rewards points bonus in 2013 and EIP in 2014, ARPU increased by 3% year-over-year, and about 2% sequentially. For postpaid, average revenue per account or ARPA were seeing both the year-over-year growth at 12% and sequential growth of about 2%.

This metric is important, as it illustrates the increasing adoption of shared data plans and the increasing number of devices per account. Also, remember that the ARPU and ARPU metric shown here are calculated using service plan revenues, and therefore did not reflect the monthly equipment billings to customers who are on equipment installment plans. In the fourth quarter, these equipment billings totaled about $34 million, and were approximately $52 million for the full year.

The next slide in the presentation provides some summary statistics related to equipment installment plan activity. For the quarter, EIP sales were little more than one-third of total postpaid devices sold and resulted in about $79 million of recognized revenue.

At year-end, EIP unbilled accounts receivable were $188 million and EIP-related deferred revenue and imputed interest income totaled $77 million. Bad debt expense for the quarter, which we determined using our historical accounting method was $5 million. And acknowledging that it is still early, we haven’t observed any unusual non-pay activity among equipment installment plan customers.

Moving on, total operating revenues for the fourth quarter were just over $1 billion, up $106 million, or 12% from $903 a year ago. The increase was driven primarily by higher equipment sales revenues, reflecting the growth in EIP sales, as I discussed a moment ago.

Total service revenues were $850 million, up $25 million, or 3% from last year. The principal factor in the increase was higher retail service revenues, reflecting higher ARPU. The inbound roaming revenue decreased $10 million, or 17%, due primarily to lower rates and lower voice volume.

I will note here that we didn’t see a corresponding decrease in outbound roaming expenses, as data usage grew and resulted in $5 million year-over-year increase in roaming expense. However, for the fourth quarter, we continued to be a net receiver of roaming dollars. ETC revenues included in other here were essentially flat year-over-year at $23 million, as the FCC’s phase down of Universal Service Fund Support remains suspended.

As shown on the next slide, the operating cash flow for the quarter was positive $69 million, up significantly from negative $64 million a year ago. The improvement is $133 million, major contributing factors included higher service revenues of $25 million, as I discussed a moment ago, as well as reductions in loss on equipment and SG&A expenses.

Loss on equipment of $183 million calculated as equipment sales revenue, less cost of equipment sold decreased $86 million, or 32%. The improvement was driven by the impact of the installment plans, which favorably impacted revenues in the fourth quarter.

Overall, the average loss per device sold decreased year-over-year by 31% from $341 million to $235 million. Our upgrade rate for the quarter was 8%, down significantly from a 11% last year. This primarily reflects the special efforts that we made over the course of the past year to get subscribers under contract. The percentage of in-contract customers grew from about 45% at the end of 2013 to 75% at the end of 2014.

SG&A expenses of $395 million were down $48 million, or 11%, primarily due to lower sales compensation expenses, bad debt expense, and consulting expenses. Adjusted EBITDA shown next was positive $99 million for the quarter, significantly from negative $31 million a year ago. That’s an improvement of $130 million year-over-year, driven by the improvement in operating cash flow.

Adjusted EBITDA also includes our share of earnings of partnerships accounted for - by the equity method. These earnings were $24 million for the quarter. It also includes interest income, consisting primarily of imputed interest income related to the equipment installment plans. The interest income of $5 million for the fourth quarter is included in the other line in this presentation.

Our estimates for 2015 are shown on Slide 19 of the presentation, along with comparisons to our actual results for 2014. For total operating revenues, and remember, that this includes an equipment sales revenue, we are estimating a range of $4.0 billion to $4.2 billion, compared to $3.9 billion for 2014. The increase is expected to result primarily from higher equipment sales revenue. For operating cash flow, we are estimating a range of $350 million to $450 million, compared to $338 million for 2014. Operating cash flow is expected to grow year-over-year due to the higher revenues I just mentioned.

Adjusted EBITDA incorporates the income from our equity method investments and interest income. The estimated range for this measure is $530 million to $630 million, compared to 2014’s actual result of $480 million, and the increase here reflects the expected improvement in operating cash flow together with higher imputed interest income driven by EIP sales.

Capital expenditures are expected to be about $600 million. This guidance reflects our belief that we can continue to increase our subscriber base and smartphone and connected device penetration to drive revenue growth and manage our costs and expenses effectively, so as to improve our profitability and margin.

However, in providing these estimates, we need to add a cautionary note as Ken stated earlier. We believe that there is a high degree of uncertainty related to the industry pricing environment and the potential impacts on our results. Pricing will almost certainly be a wild card for a while, along with other uncertainties related to equipment installment plans, roaming developments, and ETC revenues. Depending on how these factors play out, our current estimates could be affected.

Before I turn the call over to Dave Wittwer, I want to make just a couple of comments about US Cellular’s balance sheet. Overall, the balance sheet is in a good shape. At December 31, cash and equivalents totaled $212 million, and we’ve seen an improvement in customer accounts receivable throughout the year, with increased collections and a reduction in days sales outstanding, as we result the billing system issues.

At the same time, we’ve seen an offsetting increase in accounts receivable, associated with the equipment installment plan sales. In addition to the existing cash balance, we have about $280 million of unused borrowing capacity under our revolving credit agreement, and in January, we entered into a new term loan agreement that provides additional borrowing capacity of $225 million.

We believe that these resources together with expected cash flows from operating activities provide sufficient liquidity and financial flexibility to meet our day-to-day operating needs for the foreseeable future. Additionally, as Doug stated earlier, we continue to assess opportunities to monetize non-strategic spectrum holdings.

Now, I will turn the call over to Dave Wittwer to discuss TDS Telecom. Dave?

Dave Wittwer

Thanks, Steve, and good morning, everyone. I’m happy to be here with you today. I’m excited to share our 2014 accomplishments, and then I will outline our strategic priorities for 2015. That said, we are working to build our customer base through superior experiences, a local presence, and excellent service reliability.

On Slide 21, in our wireline business, we have continued our focus on providing high-speed data service and related products, which has led to growth in both broadband and IPTV connections. We are economically feasible, fiber technology is being deployed to provide Internet speeds up to 1 gigabit per second. Our IPTV products, called TDSTV, is an important offering that leverages our high-speed network.

In 2014, we continued rolling out IPTV to new markets. We have now launched TDSTV in 18 markets, enabling 134,000 service addresses, which is roughly 19% of our total footprint. IPTV penetration increased due to strong sales in newly launched fiber markets, which utilized a fiber billed pre-sale strategy, the rollout of a bonded product in the IPTV copper markets and earlier than planned market launches. We are very pleased with the success of our IPTV deployments and we will continue to make fiber investments this year.

We made excellent progress in our broadband stimulus projects. At the end of 2014, we had successfully completed construction in 43 of the 44 projects, deploying a broadband network capable of reaching nearly 32,000 additional households. The final project will be completed in 2015. We continue to see strong broadband growth in these markets. In 2014, we continued growing our cable broadband business with the acquisition of BendBroadband on September 1, in addition to the acquisition of three smaller tuck-ins around our Baja markets.

At the end of December, we served a total of 267,000 cable connections. Our cable strategy is based on our belief that it’s a natural extension of what we do providing broadband, video, and voice services to both residential and commercial customers allows us to leverage significant expertise within our organization. The integration of all of our cable acquisitions is well underway and planned synergies are being realized.

In 2014, we connected our Baja markets to our multi-gig network to enable the delivery of more IP-based products and services to both residential and commercial customers. We have also made capacity investments in our Baja markets in line with our strategy to increase broadband penetration in those markets. We believe these network investments positions us for future growth in the Cable segment of our business.

At the end of 2013, we integrated all of our Hosted and Managed Services companies as OneNeck IT solutions. As a result in 2014, the sales force was able to offer a full suite of end-to-end IT solutions, which drove HMS service revenue growth. While we achieved a modest increase in recurring revenue streams, we have been working to drive this growth higher and are encouraged by the growth we see in this area. Integration efforts are ongoing, and in the long-term, we expect this strategy will allow us to operate more efficiently contributing to better financial performance.

Looking ahead to 2015, Slide 22, our strategic priorities for the Wireline and Cable segments continue to focus on owning the best pipe in the market. Depending primarily on market density, we want to have the most competitive data offerings. This supports our wirelines fiber strategy and in cable is on our key acquisition criteria. We’re also focused on exceptional execution of our business strategies.

In particular, we want to fully integrate our new BendBroadband markets. This includes connecting BendBroadband’s fiber network to our multi-gig network, as we did with Baja. This will enable our ability to leverage IT-based products and services and support capabilities across our cable and wireline markets. Also in 2015, we want our HMS segment to continue to execute the vision we have for profitably serving the IT outsourcing needs of mid-market customers.

In the wireline, we’ll continue to deploy fiber where it strategically and economically makes sense or our costs and demographic metrics support the business case. In 2015, we have earmarked about a third of our capital spend to enable high-speed broadband and video to approximately 35,000 additional service addresses.

For cable, we expect to continue growing customer penetration levels while at the same time offering existing wireline products and services in our cable markets. We plan to offer more IP-based products and services to both residential and commercial customers. We will continue to pursue cable acquisitions and meet our criteria of having favorable competitive environments, attractive market demographics, and the ability to grow broadband penetration.

For our HMS operations, we’ve learned it takes longer to build profitable growth than anticipated, given the complexity of the sales model and the challenges associated with the integration of five very different entrepreneurial companies. That said, we are confident that we have identified a very attractive market opportunity and are committed to the mid-market strategy we are pursuing. At TDS Telecom, we’re very proud of the progress we’ve made building and integrating the growth businesses that will enable us to be successful and improve returns over time.

Now, I will turn the call over to Vicki Villacrez.

Vicki Villacrez

Okay. Thank you, Dave. Good morning, everyone. Starting on Slide 23, TDS Telecom had another very solid quarter, and we are very proud of our organization’s accomplishments.

First, we have excellent results from our wireline segment, as expense reductions continued, which increased operating cash flow. Second, cable revenues grew 5%, excluding acquisition, meeting our expectations for our first full-year of operations, and we are positioned for profitable growth. And third, on a same-store basis, while our HMS total services revenues were flat, our recurring hosting revenues grew 2% in the quarter.

On a consolidated basis, TDS Telecom’s revenues increased 4%, driven from the BendBroadband acquisition and small tuck-in cable acquisitions. Adjusting for the impact for these acquisitions, revenues declined $11 million, or 4%, due primarily to lower equipment sales at HMS.

Adjusted income before income taxes, which is essentially operating cash flow for TDS Telecom grew 13% year-over-year, or $9 million to $75 million in the quarter, primarily driven by cost reductions that we saw in the wireline business coupled with the contributions from cable acquisitions. Without the effects of these acquisitions, the business grew its adjusted income before income taxes 2%.

Looking at wireline results on Slide 24, growth in data and IPTV on the residential side mainly offset the decline in legacy voice services, slightly increasing our retail revenue in the quarter. ILEC residential access lines declined only 3.6% this quarter, which is the lowest level of decline we see in our recent years. Year-over-year, we added 2,200 wireline residential broadband connections, supporting our very high ILEC residential broadband penetration of 72%. This growth was driven by new broadband services launched in our stimulus markets, as well as triple play sales with IPTV.

Commercial revenues decreased 3% as managed IP sales did not keep pace with decreases that we saw in legacy voice and data connections. Wholesale revenues increased slightly this quarter, as the favorable results of one-time items offset continuing decreases and regulatory recovery and declines in minutes of use.

As a result, full wireline revenues declined less than 1% to $180 million. However, due to cost control initiatives, cash expenses declined 6% from the same period last year. As a result, adjusted income before income taxes increased 10%. While we’ve been very successful on reducing costs over the past two years, we likely cannot expect the same magnitude of costs cuts going forward.

Turning to Slide 25, residential broadband customers are increasingly choosing higher speeds in our ILEC markets with 41% choosing speeds of 10 megabits or greater and a 11% choosing speed of 25 megabits or greater, driving increases in our average revenue per connections. We’ve been very pleased with the overall IPTV uptake and average revenue per connection results. And as you can see on the table on the right side, average revenue per residential connection increased slightly, as increases from the IPTV rollout and higher speed data services were offset by declines in our legacy voice services.

IPTV connections grew over 70% adding 9,600 subscribers compared to the prior year. As Dave said earlier, we attribute a lot of our success to early take rates from our fiber bill marketing campaigns, which encourage customers to order service in advance as market turn up. In our previously launch fiber market we are offering up to 300 megabits per second data speed. And our more recently launched fiber markets, we are offering up to 1 gigabit service. 97% of our IPTV customers are taking a triple play bundle and our churn remains very low at roughly 0.5%.

As shown on Slide 26, we increased connections for our commercial voice and data communications solutions managed IP 10% year-over-year. However, declines in legacy voice customers more than offset this growth resulting in total commercial revenue declining $2 million or 3%.

Looking at the cable segment on Slide 27, you can see the effects of acquisitions on the 2014 results, which include the results of Baja, BendBroadband, and all tuck-in acquisition. 2013 results reflect only Baja. Total cable connections grew to 267,000 primarily due to acquisitions. On a same-store basis, total residential connections grew 6%, as growth in broadband and voice were partially offset by a decline in video connections. Excluding acquisitions, revenues grew 5%, driven by an increase in average residential connections and expenses grew partially due to higher programming content cost. It is our general intent to cover higher content costs through pricing increases.

Turning to the HMS segment on Slide 28, we continue to focus on organic growth in reoccurring service revenues which includes co-location, cloud services, application management and managed hosting services. Growth in these key revenues was 2% for the quarter offsetting declines in other service revenues. Equipment sales were down $10 million due to lower cyclical spending by existing customers. Cash expenses reflect these lower equipment sales with cost of goods sold decreasing $8 million. Remaining cash expenses were flat resulting in a decrease to adjusted income before incomes taxes of $1.5 million.

Now I’d like to walk you through our guidance for 2015 on Slide 29. We are forecasting revenues of $1,130 million to $1,180 million compared to actual results of $1,090 million in 2014. From an acquisition standpoint we have had - we have incremental contribution in cable, primarily from our BendBroadband, which was acquired on September 1, 2014.

From an organic standpoint, for wireline we anticipate declines in legacy voice, commercial and wholesale revenues to more than offset expected consumer growth in IPTV and data. We estimate wholesale revenues will decline $13 million from $192 million in 2014. We expect cable revenue growth in the high single-digits and HMS recurring service revenue growth in the low double-digits. Adjusted EBITDA, which again is essentially operating cash flow for Telecom is forecast to be within a range of $280 million to $310 million, compared to $298 million achieved in 2014.

Contributions from a full-year of cable operations and improving HMS results will help offset pressures in the wireline segment. Capital expenditures are expected to be approximately $220 million in 2015, compared to $208 million in 2014. Wireline CapEx which is about two-thirds of total spend is expected to increase slightly, as we pull forward deployments of additional fiber bills. The cable’s capital budget includes funds increased capacity related to household growth, success based capital and continued network upgrades.

HMS CapEx is lower than last year reflecting lower funds to complete the data center build out. As a recap TDS Telecom had an outstanding quarter and full-year. We are proud of our accomplishments and we are well on our way building on this momentum in 2015.

I will now turn the call back over to Jane.

Jane McCahon

Thanks. Operator, we’d like to open the call for questions now. In addition to our speakers this morning, Peter Sereda, TDS Senior VP and Treasurer, and Jay Ellison, EVP of Sales at U.S. Cellular are in the room for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question comes from the line of Ric Prentiss with Raymond James. Go ahead with your questions.

Richard Prentiss

Thanks, good morning.

Kenneth Meyers

Hi, Rick.

Richard Prentiss

First, appreciate the operating cash flow reporting and guidance. I think that will help people understand and compare you to other companies, so thanks for that. Ken, obviously big change from a year ago this time when we were talking. There was no guidance a year ago. Things were pretty uncertain. A lot of things were unplugged. As you pointed out, two halves really improving, as we look at the turnaround, you emphasized stay focused on the subscribers, but you’re also very interested in margin expansion. That’s where I want to probe.

Looks like the guidance is suggesting total margin, which being operating cash flow divided by total revenues, kind of going from the 8% range, maybe to the high single-digit, low double-digit. What’s your thought about being able to achieve that? And what level could you get it back? What’s achievable for regional operator, given the competitive dynamics?

Kenneth Meyers

Boy, I like the way that you ended the question, given the competitive dynamics, right. I mean, yes, as we look at this year - no, the guidance that we put out there, that’s what we think we can achieve, right? That’s the key to it. And it’s - yes, better part of almost 20% increase in operating cash flow year-over-year. Going forward beyond that, I think there is work we can do around unit cost that can help expand margins. The key is going to be the pricing environment. That’s one that I’d like to see a little more stability to and get a little more clarity before I could start throwing numbers out there, Rick.

Richard Prentiss

Okay. The spectrum you guys got in the AWS-3 auction, you were able to get some spectrum in some of your operating markets. Can you update us about the next auction, the broadcast incentive auction, what are you hearing about the reserve, the timing, potential funding? It’s obviously a lot of work. Chairman is out I think kind of beating the bushes was the broadcasters. What are you hearing on the broadcast auction?

Kenneth Meyers

I am hearing, I’d say optimism from some circles that we are going to see this is in 2016, before administration potentially changes, and everybody that tells me that, there’s another person on the other side saying, boy, this thing is going to be unbelievably complex. You still have the lawsuit out there, and therefore it’s not going to happen and if I listen to both of them, we’re flipping a coin at this point as to whether or not it happens in 2016. There’s an equal chance that it does or doesn’t.

Richard Prentiss

And how about the reserve talk, is it clearly ledger over - T-Mobile made some comments the other day, talking about the importance of that. I think you guys have gotten some nods that way too. But what are you hearing about the reserve?

Kenneth Meyers

We think it’s absolutely critical. I think that until the current auction results are fully digested by the FCC, I don’t think, we are going to get a lot of guidance one way or another. I think they’re going to sit back look at what happened here, what worked, and what didn’t work and that will influence where they come out on those matters. I don’t have any insight at all, that they’re leading one way another at this point in time.

Richard Prentiss

Okay. And then final question is there’s been a lot of speculation with Sprint and T-Mobile about - and even DISH on their call about non-traditional companies. I think the illusion is to Google, some other tech companies, cable companies being interested in wireless. As a person with a lot of cellular frequency and probably better coverage, particularly with 4G LTE in small market, rural markets, than Sprint or T-Mobile, have you had any discussions with non-traditionals about MVNO relationships? What are your thoughts about that?

Kenneth Meyers

Well, we continued to talk to everybody in the industry, whether it’d be about expanding roaming opportunities, expanding resale opportunities, looking at different distribution models. Last year we did - we were pretty excited going into the year about the potential for RadioShack and by the time we got to the end of the year, Radio Shack wasn’t the potential that we thought it was. So we’re constantly exploring different opportunities. There is nothing on the table right now that’s going to dramatically change how we think about 2015, but we are engaged on all fronts.

Richard Prentiss

Great. Thanks and good luck with the continued turnaround.

Kenneth Meyers

Thanks, Ric.

Operator

Thank you. And our next question comes from the line of Sergey Dluzhevskiy with Gabelli & Co. Please proceed with your question.

Sergey Dluzhevskiy

Good morning, guys. Couple questions on the wireless side, if I may. On the AWS3 auction, obviously your partner, as a company that you’re invested in won over 100 licenses and your net bid is about $338 million. Could you share with us what your strategy was for the auction at the high level, whether you accomplished your main objectives and how you plan to use the spectrum in your network road map over the next few years, at what point do you think it’s going to become usable?

Kenneth Meyers

So, the exact plans will be forthcoming from our partner. At this point in time, it’s premature to talk exactly what that looks like. But they worked with us going in and identified an objective of trying to get spectrum across the whole footprint. I think over 90% of the markets that we operate in, we wound up with them, getting a five-by-five license to add more spectrum in our markets. That are combined with other licenses that are already owned or invested in.

It will allow us to be, I think in a pretty good position, we think about carrier aggregation and what type of speeds that we can get out of that. There are some markets where we were capacity constrained, and this will give us an opportunity to potentially deal with some of those issues too. Timeline around this one, again, there isn’t equipment right now that works at these bands and everything else, we’re probably, my guess is talking at least about a year.

Sergey Dluzhevskiy

Okay. And another question I guess on the tower side. So obviously, you agreed to sell non-strategic towers and Verizon after that agreed to leave rights of the tower to American tower, upfront payment of about a $5 billion. I was just wondering whether the Verizon transaction has made any impact on your view of how you look at the remaining tower portfolio, do you still consider it as a core asset that you have to own, and I guess what are your thought process on the towers on the remaining towers that you have going into 2015?

Kenneth Meyers

So I know that, Peter Sereda, as a Treasurer talk a little bit how we think about the deal, but at the core. As we move from into LTE and LTE de volte, there is some chance of continued network modifications that need to be done. And having the ability to control those towers to make those modifications is still a critical enablement of our strategy, which is all around network quality. So, while Pete can talk about financing, we still think - I still think, it is a core asset.

Peter Sereda

So, Sergey, it’s Peter. After the auction that we conducted on the smaller tower portfolio, which was very successful, so we found the same thing that Verizon found and that earlier on AT&T found when they sold towers that it’s a good market to be in. But it’s important to recognize what we sold earlier this year was a true asset sale as opposed to, if you were to sell the entire portfolio, that would be a sale leaseback. It would be a form of financing, that’s the way we view it.

And we would be comparing that - in addition to the points that Ken mentioned about the necessity to be able to control the space on the tower. We’d compare that form of financing to any other financing that we would do, like a bond deal or bank financing or anything else. So something that we look at, but we have no current plans to do anything on that side.

Sergey Dluzhevskiy

Okay. And in the terms of churn, I think you mentioned a few items and obviously churn reduction is one of your goals for 2015. Could you be more specific on your strategy to reduce churn, which steps are you taking, which steps you think are working already in the first few months of 2015?

Kenneth Meyers

I’m not going to talk about 2015. But what I’ll tell you is that if you look back last year and go back to the end of 2013, only about 43% of our customers were under a contract, whether it has been actual service contract or EIP financing agreement. And through the year, we had implemented many different programs in order to move that, and we ended the year with over 75% of our customers now under some form of agreement with us. And I think that starts - that reduces some of the risk around the customer base, begin with that.

Secondly, continuing to execute on our customer satisfaction strategy, right, and making sure that we are delivering the right experience in our stores and in our customer service, interactions with customers, it is another big driver. A lot of what happens with churn isn’t the result of something that happened last month. It’s something that has happened earlier in the relationship that has alienated that customer and now you get to see it some months down the road. So some of the operational changes that we’ve made over the last year, I think position us well.

Sergey Dluzhevskiy

Okay. Thank you.

Operator

Your next question comes from the line of Barry Sine with Drexel Hamilton. Please go ahead with your questions.

Barry Sine

Good morning, folks. Wanted to delve in a little bit more in terms of the competitive environment in your markets, specifically on the postpaid business. Who are you seeing out there, how is that different than we can think about the national environment? I believe if I’m not mistaken you have a bit less prevalence of T-Mobile in your market, Sprint’s advertising now is going after AT&T and Verizon with cut your bill in half, so perhaps that doesn’t impact you. How did that unfold during 4Q and what is that looking like in the market right now?

Kenneth Meyers

Okay, Barry, thanks for the good question. It’s - you’re right. We have less T-Mobile direct competition than in the largest markets. And we’ve got more Sprint competition than T-Mobile, but not anywhere near the two guys we really compete with, which is Verizon and AT&T. And so what would plays out in our market is really the secondary impact, it’s when Verizon or AT&T have to do something to respond to the Sprint or T-Mobile offers that we feel it most directly.

And the second thing that happens in our markets is, what I call, kind of, look, the secondary impact of market preparation. I mean, the advertisement that plays in the major markets, the national advertising plays everywhere, right. So customers have awareness of offerings that may not be viable in our market, but they may move, right. We’ll see somebody leave for price and then come back for coverage. No matter what else happens, something at half price that only works half the time isn’t a viable product in the areas that we serve.

So we’ll see some churn related to it, but that’s what we’ve been talking about now is the return rate that we’re seeing where a large number of customers that we may have lost in the past either to do service price or handset selection are now coming back.

Barry Sine

So on churn and on returning customers, related to that, could you talk about what you are seeing in your port-ins and how that might have changed and what you are seeing in the port-outs to the extent that you still have churn where those customers are going and why?

Kenneth Meyers

So number one, typically what we will see in port-in and port-out is biggest, meaning you lose to the biggest, you get them from the biggest. It’s kind of a market share game. They’re coming back for the coverage and the service that we’ve had, now though we lost them in the past, so we didn’t have the right devices in our portfolio or because of the billing challenges that we had in the past, so not a big difference in terms of where they’re coming from or going to.

Barry Sine

Okay. Next area, I’ve seen a lot of advertising certainly as I browse around the web in terms of your 4G LTE, the fixed wireless routers. Is that trivia or is that something that you’re really pushing? Are you going after in some of your more rural markets perhaps the existing dial-up or DSL market?

Kenneth Meyers

We actually have been pretty successful with both a home phone program, where it’s a wireless phone that is really stationary in the house that was probably the more successful. It’s been out in the market longer. The fixed data plans, they’re taking off. They aren’t as big and part of it has to do with just the early stage of our LTE rollout. But I think it’s an opportunity for the right customer growth, but not for everybody, because video is still going to be a big challenge trying to put a lot of video over the wireless.

Barry Sine

Last question, could you please provide us an update on your spectrum position in light of the closing of the AWS auction?

Kenneth Meyers

So, I think we talked about it, I think we’re pretty good position on average across all our markets. There are a few that will be looking at opportunities in the secondary market but we wound up getting some through our - with our partner something like about a five-by-five license in 100 - over 90% of all the markets that we operate in and that plus the other spectrum we have I think positions us well as we think about carrier aggregation going forward.

Barry Sine

Thank you very much.

Jane McCahon

Thanks. Operator, we have time for one more question, please.

Operator

Certainly. Your next question comes from the line of Simon Flannery with Morgan Stanley. Please go ahead with your question.

Spencer Gantsoudes

Hi, it’s Spencer for Simon. Thanks for taking the questions. Just two if I may. First, just shifting to TDS your, I guess, adjusted EBIT margin in the cable segment I think they were 24% or so higher than we’ve seen previously. Is that the right level moving forward and could you talk about some of the synergies you’re seeing there? And then quickly, it is on broadband, some of the competing offers you’re seeing in the marketplace, any meaningful changes? And then the subs you’re losing, are they mostly coming from the lower speed tiers or is it relatively mixed?

Vicki Villacrez

Okay. So, hi, Simon - Spencer, this is Vicki. I’ll take the cable margin question first. Yes, you are seeing, we had a great quarter, we had 24% margin in the fourth quarter. As I look forward in 2015 on a combined basis we expect to improve that. We expect that to be around 27%, 28% margin. And from a long-term perspective our strategy is to continue to grow that long-term.

Dave Wittwer

Yes. I think - this is Dave. On the competitive side, it depends. If you look at it from an ILEC perspective or our cable perspective, most of the cable competitors compete by increasing the speed for the same price. There certainly is a segment of customers who are much - are very value-oriented, and quite frankly today a lot of the applications haven’t been developed yet, where customers can fully utilize the higher speeds. I think as you go forward and additional devices are deployed, additional applications are deployed, customers will see that as less of a value proposition, but more of a minimum need, per se. So it varies a lot, obviously there’s always economic challenges for some customers. They know how important broadband is, they’d love to have higher speeds, but it’s just not an option for them.

Spencer Gantsoudes

Thank you.

Operator

Well, thank you. I’d now like to turn the floor back over to management.

Jane McCahon

I would like to thank you all for your time this morning and we look forward to following-up with you or seeing you out on the road in the next couple weeks. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your lines at this time. And thank you for your participation.